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                                                                    EXHIBIT 15.1

November 22, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated November 22, 2005 on our review of interim financial information of Visteon Corporation (the "Company") for the three and nine month periods ended September 30, 2005 and September 30, 2004 and included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2005 is incorporated by reference in its Registration Statements on Form S-3 (No. 333-85406) dated April 2, 2002, and Form S-8 (Nos. 333-39756, 333-39758,
333-40202, 333-87794, and 333-115463) dated June 21, 2000, June 21, 2000, June
26, 2000, May 8, 2002, and May 13, 2004, respectively.

Very truly yours,



/s/ PricewaterhouseCoopers LLP